Exhibit 10.4

AGREEMENT FOR THE PURCHASE AND SALE OF STOCK

THIS AGREEMENT FOR THE PURCHASE AND SALE OF STOCK (“Stock Purchase Agreement”) is made and entered into as of the 13th day of January, 2000, by and among Jacob Y. Terner, M.D. (“Purchaser”), as buyer and Gregg DeNicola, M.D. (“Seller”), as seller of his stock in Prospect Medical Group, Inc. (“Company”).

RECITALS

This Stock Purchase Agreement is made with reference to the following facts and circumstances:

A.                                   Company is a professional medical corporation that operates a independent physician associations and medical groups (the “IPA”).

B.                                     Purchaser is the Successor Physician as defined in that certain Assignable Option Agreement (“Option Agreement”) between Seller, Company and Prospect Medical Systems, Inc.

C.                                     Seller, who is the sole shareholder of Company, desires to sell all of his shares of Common Stock of Company (“Seller’s Stock”) to Purchaser, and Purchaser desires to purchase from Seller all of Seller’s Stock pursuant to the exercise of the option under the Option Agreement and on the terms and conditions set forth in this Stock Purchase Agreement.

D.                                    As a result of the purchase of Seller’s Stock, Purchaser will hold all the issued and outstanding shares of Company.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      PURCHASE AND SALE OF STOCK

1.1                                 Seller’s Stock.  Seller shall sell, convey, transfer, and deliver to Purchaser all of his right, title, and interest in and to the Common Stock of Company as set forth in Exhibit A.

2.                                      PURCHASE PRICE

2.1                                 Consideration  Subject to the terms and conditions of this Stock Purchase Agreement, in reliance on the representations, warranties and covenants of the parties hereto and in full consideration of the sale, assignment and delivery of the Stock, Purchaser shall pay Seller the total amount of One Thousand Dollars ($1,000) (the “Purchase Price”).

2.2                                 Payment of the Purchase Price.  The Purchase Price shall be paid by certified check upon the execution of this Agreement.

2.3                                 Fair Market Value.  The parties agree that the Purchase Price reflects the fair market value of the Stock.  The parties agree no consideration is or will be paid for the value of any referrals (direct or indirect) to or from Purchaser, Seller, Company, or any of their respective affiliates.

3.                                      REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

3.1                                 Organization, Qualification and Corporate Power.  Company is a California professional corporation duly organized, validly existing and in good standing under the laws of the State of California.  Company is duly qualified to transact its business in the State of California and does not conduct business in any other state.  Company has full power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.2                                 Authorization.  Seller has good title to the Stock, and full right, power, authority and legal capacity, to sell the Stock, to execute and deliver this Stock Purchase Agreement, and to carry out the transactions contemplated hereby without the consent of any other person.  All action on the part of Seller and Company necessary for the authorization, execution, delivery and performance of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Stock Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditor’s rights generally and except as enforceability is subject to general principles of equity.  Seller is the only shareholder of Company.  The authorized number of shares of Company is one hundred thousand (100,000), all of one class, of which only four thousand (4,000) shares are issued and outstanding, fully paid and nonassessable and held of record by Seller.  The Stock was issued in compliance with all applicable federal and state securities laws.  Seller has full voting power over the Stock, subject to no outstanding subscriptions, options, rights, convertible securities, preemptive rights, buy-sell agreements, or any agreements or commitments of any kind that obligate Company or the Seller to (a) purchase or otherwise receive or be issued any shares of Stock or any security or liability of any kind convertible into or exchangeable for any such Stock, (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of Company, (c) convert or exchange any securities for shares of Stock, (d) participate in the equity, income or election of directors or officers of Company, or (e) take or refrain from taking any actions as shareholders of the Company.  Other than this Agreement and the transactions contemplated hereby, there is no contract, commitment or agreement between Seller and any other person with respect to the disposition of any shares of the Stock.  At the Closing, the Stock will represent all right, title and interest in the Company.

4.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER:

Purchaser hereby represents and warrants to each of Company and Seller that:

4.1                                 Organization.  Purchaser is a physician duly licensed by the State of California.

4.2                                 Authority.  Purchaser has the power and authority to enter into this Stock Purchase Agreement and to consummate the transactions contemplated hereby.  All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby has been taken, and this Stock Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally and except as enforceability is subject to general principles of equity.

5.                                      CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE

5.1                               Closing.  The transactions contemplated by this Stock Purchase Agreement shall be consummated at the “Closing.” The Closing shall take place at 1920 E. 17th Street, Suite 200, Santa Ana, Ca, or at such other place as may be designated by Company and Purchaser, on February 28, 2000 (“Closing Date”), or at such other time as is mutually agreed upon by the parties.

5.2                               Deliveries by Company.  At the Closing, Company shall execute (as to documents calling for execution) and deliver to Purchaser the following:

(a)                                  Stock certificates representing all of the issued and outstanding shares of the Company, duly executed for transfer to Purchaser.

(b)                                 A resignation letter by Seller resigning as a director and the President, Chief Financial Officer, and Secretary of the Company.

(c)                                  Such other customary instruments, documents and certificates in forms reasonably satisfactory to Purchaser and Seller as shall be necessary to carry out the intent and effectuate the purposes of this Stock Purchase Agreement and sufficient to vest in Purchaser good title to the Stock, free and clear of all Liens.

5.3                                 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Company the following:

(a)                                  Payment of such portions of the Purchase Price due and payable as of the Closing Date in accordance with the terms of this Agreement.

(b)                                 All other instruments and documents as Company may reasonably request as necessary to carry out the intent and effectuate the purposes of this Stock Purchase Agreement.

6.                                      INDEMNIFICATION

6.1                                 Seller’s Indemnity.  Seller shall indemnify, defend and hold Purchaser, its affiliates and their respective directors, officers, employees, attorneys, and agents harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and court costs) (collectively, referred to hereinafter as “Damages”), whether known or unknown, whether suit is instituted or not, and, if instituted, whether at any trial or appellate level, that arise out of, relate to or result from: (i) any breach by Company or Seller of any representation or warranty set forth in Section 3 of this Stock Purchase Agreement (including the schedules and exhibits attached hereto) or any ancillary agreement, document, instrument, or certificate to be delivered in connection with this Stock Purchase Agreement; or (ii) failure of Company or Seller to perform any material covenant, agreement or obligation made by it in this Stock Purchase Agreement (including the schedules and exhibits attached hereto) or any ancillary agreement, document, instrument or certificate to be delivered in connection with this Stock Purchase Agreement.

6.2                                 Purchaser’s Indemnity.  Purchaser shall indemnify, defend and hold each of Company and Seller harmless from and against any and all Damages, whether known or unknown, whether suit is instituted or not, and, if instituted, whether at any trial or appellate level, that arise out of or relate to or result from: (i) any breach by Purchaser of any representation or warranty set forth in Section 4 of this Stock Purchase Agreement (including the schedules and exhibits attached hereto) or any ancillary agreement, document, instrument, or certificate to be delivered in connection with this Stock Purchase Agreement; or (ii) failure of Purchaser to perform any material covenant, agreement or obligation made by it in this Stock Purchase Agreement (including the schedules and exhibits attached hereto) or any ancillary agreement, document, instrument, or certificate to be delivered in connection with this Stock Purchase Agreement.

7.                                    PURCHASER’S CANCELLATION OF STOCK PURCHASE AGREEMENT

7.1                                 Jeopardy.  In the event the performance by Purchaser, Seller or Company of any term, covenant, condition or provision of this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, by a state or federal court or governmental agency (collectively, “Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Stock Purchase Agreement to remove or negate the effect of the Jeopardy Event.  In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then Purchaser or Company may cancel this Agreement immediately upon written notice (“Cancellation Option”).

7.2                                 Exercise of Cancellation Option.  In the event either party exercises the Cancellation Option described above, it shall so notify the other party in writing and each party shall return forthwith all originals and copies of any financial or other records, instruments, or other documents it has received from the other party and, except as provided in this Agreement, all of the parties’ respective rights and obligations hereunder shall terminate immediately.

8.                                      MISCELLANEOUS

8.1                                 Entire Agreement.  This Stock Purchase Agreement, together with all exhibits and schedules hereto, and all documents referred to herein (including without limitation any ancillary agreements), constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Stock Purchase Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Stock Purchase Agreement shall be valid or binding.

8.2                                 Successors and Assigns.  This Stock Purchase Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Stock Purchase Agreement or the rights, interests or obligations hereunder.  Any assignment or delegation in contravention of this Section 8.2 shall be null and void.

8.3                                 Counterparts.  This Stock Purchase Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

8.4                                 Headings.  The section headings contained in this Stock Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Stock Purchase Agreement.

8.5                                 Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery on a business day or otherwise on the next succeeding business day; twenty-four (24) hours following deposit with a courier for overnight delivery on a business day or otherwise on the next succeeding business day; or five (5) days following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Seller:	Gregg De Nicola, M.D.
18300 Yorba Linda Blvd., Suite 201
Yorba Linda, CA 92886

If to Purchaser:	Jacob Y. Terner, M.D.
Prospect Medical Group, Inc.
1920 East 17th Street, Suite 200
Santa Ana, Ca 92705-8626

with copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, California 90067
Attn: Dale S. Miller, Esq.
(Phone) 310-556-1990
(Fax) 310-557-2205

8.6                                 Governing Law.  This Stock Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law principles thereof.

8.7                                 Amendment.  This Stock Purchase Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

8.8                                 Specific Performance.  Company acknowledges and agrees with Purchaser that, in the event Company terminates this Stock Purchase Agreement in violation hereof or otherwise fails to close in breach hereof, Purchaser would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy.  Accordingly, it is agreed that, in such situations, in addition to any other remedies that Purchaser may have at law or in equity, Purchaser shall be entitled to specific performance and to seek injunctive relief to prevent such a breach and specifically to enforce the terms and provisions hereof in any action instituted in a court of competent jurisdiction.

8.9                                 Severability.  If any provision of this Stock Purchase Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Stock Purchase Agreement.

8.10                           Fees and Expenses.  Except as otherwise explicitly set forth otherwise in writing signed by the parties, Company and Purchaser agree to bear their own expenses including, without limitation, attorneys’ fees in connection with the preparation of this Stock Purchase Agreement and the transactions contemplated hereby.

8.11                           Exhibits and Schedules.  All exhibits and schedules attached to this Stock Purchase Agreement are incorporated herein by this reference and all references herein to “Stock Purchase Agreement” shall mean this Stock Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements to be delivered at Closing.

8.12                           Survival of Indemnification: Representations and Warranties.  Except as expressly stated to the contrary herein, the indemnifications, representations and warranties of the parties contained in this Stock Purchase Agreement or in any certificate or document delivered at the Closing pursuant to the provisions hereof shall survive the Closing Date for a period of three (3) years; except for those representations and warranties contained in Sections 3.1 and 3.2 which shall continue in full force and effect forever.  The representations, warranties and agreements of each of Company and Seller set forth in this Agreement shall be effective regardless of any investigation that Purchaser has undertaken or failed to undertake.

8.13                           Time of Essence.  Time is expressly made of the essence of this Stock Purchase Agreement and each and every provision hereof of which time of performance is a factor.

8.14                           Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Stock Purchase Agreement.  No failure by any party to take any action against any breach of this Stock Purchase Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Stock Purchase Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

8.15                           Attorneys’ Fees.  Subject to the rights and obligations of the parties set forth in Article 7, should any party institute any action or procedure to enforce this Stock Purchase Agreement or any provision hereof, or for damages by reason of any alleged breach of this Stock Purchase Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

8.16                           Construction.  The parties have participated jointly in the negotiation and drafting of this Stock Purchase Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Stock Purchase Agreement.

8.17                           Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Stock Purchase Agreement and the intentions of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first written above.

“PURCHASER”
JACOB Y. TERNER, M.D.

/s/ Jacob Y. Terner
Jacob Y. Terner, M.D.

“COMPANY”
PROSPECT MEDICAL GROUP, INC.,
a California professional medical corporation

By:	/s/ Gregg DeNicola
Gregg DeNicola, M.D., President

“SELLER”
GREGG DENICOLA, M.D.

/s/ Gregg DeNicola
Gregg DeNicola, M.D.

EXHIBIT A

STOCK

Four thousand (4,000) shares of the Common Stock of Prospect Medical Group, Inc.